Exhibit 10.1

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 14th day of May, 2012 (the “Effective Date”), by and between Capital Southwest Venture Corporation, a Nevada corporation (“Seller”), and Encore Wire Corporation, a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, 2,774,250 shares of Common Stock of the Purchaser, representing all of the shares of Common Stock of the Company held by Seller, on the terms and conditions set forth in this Agreement (the “Repurchase Transaction”).

WHEREAS, the board of directors of Purchaser (the “Board”) has approved an ongoing stock repurchase program to purchase up to an aggregate of 4,000,000 shares of the Company’s outstanding Common Stock from time to time on the open market or through privately negotiated transactions (the “Authorized Repurchase Program”).

WHEREAS, the Board formed a special committee of the Board (the “Special Committee”) comprised solely of independent directors to determine whether or not to authorize and to negotiate the terms of repurchase transactions with Seller within the parameters of the Authorized Repurchase Program.

WHEREAS, the Special Committee has approved the Repurchase Transaction and related transactions that may be required in connection with the Repurchase Transaction.

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

Section 1.1 Purchase. Subject to the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser, and Purchaser hereby purchases, acquires and accepts from Seller, 2,774,250 shares of Common Stock of Purchaser (the “Shares”). The purchase price for each Share shall be equal to twenty-four dollars and two cents ($24.02) (the “Purchase Price”).

Section 1.2 Closing. The closing of the Repurchase Transaction (the “Closing”) will take place at Purchaser’s offices in Dallas, Texas (or such other place as the parties shall agree) at 10:00 a.m., Dallas, Texas time, on the Effective Date (the “Closing Date”). At the Closing, (a) Seller shall deliver or cause to be delivered to Purchaser the stock certificates representing the Shares, and stock powers and assignments evidencing the sale, assignment and transfer to the Purchaser by Seller of the shares in accordance with the terms hereof, together with all documentation reasonably necessary to transfer to Purchaser right, title and interest in and to the Shares and (b) Purchaser shall pay to Seller the aggregate Purchase Price in respect of the Shares in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Seller to Purchaser.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to Purchaser, each of which is true and correct on the date hereof and shall survive the Closing Date.

Section 2.1 Power; Authorization and Enforceability.

(a) Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. All consents, orders, approvals and other authorizations, whether governmental, corporate or otherwise, necessary for such execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.

(b) This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 2.2 No Conflicts. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby does not and will not constitute or result in a breach, violation or default under (i) any agreement or instrument, whether written or oral, express or implied, to which Seller is a party, (ii) Seller’s certificate of incorporation or bylaws or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of Seller, except, in each case, as would not reasonably be expected to have a material adverse effect upon the ability of Seller to consummate the Repurchase Transaction and perform its obligations under this Agreement.

Section 2.3 Title to Shares. Seller is the sole legal and beneficial owner of and has good and valid title to the Shares. Upon delivery to Purchaser of the Shares to be sold by Seller to Purchaser, against payment made pursuant to this Agreement, good and valid title to such Shares, free and clear of any lien, pledge, charge, security interest, mortgage, or other encumbrance or adverse claim, will pass to Purchaser.

Section 2.4 Sophistication of Seller. Seller (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Repurchase Transaction. Seller has had the opportunity to ask questions and receive answers concerning the terms and conditions of the Repurchase Transaction and the Shares and has had full access to such other information concerning the Shares and Purchaser as it has requested. Seller has received all information that it believes is necessary or appropriate in connection the Repurchase Transaction. Seller is an informed and sophisticated party and has engaged, to the extent it deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. Seller acknowledges that Seller has not relied upon any express or implied representations or warranties of any nature made by or on behalf of Purchaser, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of Seller in this Agreement.

Section 2.5 Material Nonpublic Information; Good Faith. As of the date hereof, Seller is not aware of any material nonpublic information concerning Purchaser or its securities. Seller is entering into this Agreement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof and shall survive the Closing Date.

Section 3.1 Power; Authorization and Enforceability.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power, authority and capacity to execute and deliver this Agreement, to perform Purchaser’s obligations hereunder, and to consummate the transactions contemplated hereby. All consents, orders, approvals and other authorizations, whether governmental, corporate or otherwise, necessary for such execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.

(b) This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.2 No Conflicts. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby does not and will not constitute or result in a breach, violation or default under (i) any agreement or instrument, whether written or oral, express or implied, to which Purchaser is a party, (ii) Purchaser’s certificate of incorporation or bylaws or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of Purchaser, except, in each case, as would not reasonably be expected to have a material adverse effect upon the ability of Purchaser to consummate the Repurchase Transaction and perform its obligations under this Agreement.

Section 3.3 Sophistication of Purchaser. Purchaser has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Repurchase Transaction. Purchaser is an informed and sophisticated party and has engaged, to the extent Purchaser deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. Purchaser acknowledges that Purchaser has not relied upon any express or implied representations or warranties of any nature made by or on behalf of Seller, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of Purchaser in this Agreement.

Section 3.4 Material Nonpublic Information; Good Faith. As of the date hereof, Purchaser is not aware of any material nonpublic information concerning Purchaser or its securities. Purchaser is entering into this Agreement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.1 Notice. All notices, requests, certificates and other communications to any party hereunder shall be in writing and given to each other party hereto and shall be deemed given or made (i) as of the date delivered, if delivered personally, (ii) on the date the delivering party receives confirmation, if delivered by facsimile or electronic mail (iii) three business days after being mailed by registered or certified mail (postage prepaid, return receipt requested); or (iv) one business day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.1).

If delivered to Purchaser, to:

Encore Wire Corporation

1329 Millwood Road

McKinney, Texas 75069

Attention: Daniel L. Jones, President

Facsimile No.: (214) 733-5008

with a copy to:

Thompson & Knight LLP

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attention: Ann Marie Cowdrey

Facsimile No.: (214) 999-9001

if to Seller, to:

Capital Southwest Venture Corporation

12900 Preston Road, Suite 700

Dallas, Texas 75230

Attention: Chief Executive Officer

Facsimile No.: (972) 233-7362

with a copy to:

Locke Lord LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201

Attention: Gina E. Betts

Facsimile No.: (214) 740-8800

Section 4.2 Entire Agreement. This Agreement and the other documents and agreements executed in connection with the Repurchase Transaction shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 4.3 Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 4.3 shall be null and void.

Section 4.4 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 4.4.

Section 4.5 Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 4.6 No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

Section 4.7 Amendments; Waivers. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

Section 4.8 Further Assurances. Each party hereto shall use its reasonable best efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.9 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(Signatures appear on the next page.)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

PURCHASER:

ENCORE WIRE CORPORATION

By:	/s/ Daniel L. Jones
Name: Daniel L. Jones
Title: President

SELLER:

CAPITAL SOUTHWEST VENTURE CORPORATION

By:	/s/ Gary L. Martin
Name: Gary L. Martin
Title: President